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                                                                     EXHIBIT 5.1

                    [FEDERAL-MOGUL CORPORATION LETTERHEAD]

                                                   April 22, 1999


Federal-Mogul Corporation
26555 Northwestern Highway
Southfield, Michigan 48034

Ladies and Gentlemen:

     I am Associate General Counsel of Federal-Mogul Corporation, a Michigan corporation (the "Company"). I refer to the filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (Registration No. 333-74661) (the "Registration Statement"), relating to (i) shares of common stock of the Company ("Common Stock"), (ii) shares of preferred stock of the Company ("Preferred Stock"),
(iii) debt securities of the Company, which may be senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities," together with the Senior Debt Securities, the "Debt Securities") and (iv) guarantees by certain subsidiaries of the Company of the Debt Securities (the "Guarantees"). The Common Stock, Preferred Stock, Debt Securities and Guarantees are referred to herein collectively as the "Offered Securities." The Offered Securities being registered under the Registration Statement will have an aggregate initial offering price of up to $2,500,000,000 or the equivalent thereof in foreign currencies or composite currencies and will be offered on a continued or delayed basis pursuant to the provisions of Rule 415 under the Securities Act of 1933, as amended (the "Act").

     The Common Stock will be issued pursuant to the Articles of Incorporation, as amended. The Preferred Stock will be issued pursuant to a Certificate of Designations (the "Certificate of Designations") relating to a particular series of Preferred Stock. Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of Debt Securities, the Senior Debt Securities will be issued under an Indenture (the "Senior Indenture") to be entered into between the Company and The Bank of New York, as Trustee, and the Subordinated Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be entered into between the Company and The Bank of New
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York, as Trustee. The Guarantees will be executed by the following subsidiaries of the Company in connection with the issuance by the Company of Debt
Securities: Federal-Mogul Dutch Holdings Inc., Federal-Mogul Global Inc., Federal-Mogul U.K. Holdings Inc., F-M UK Holdings Limited, Carter Automotive Company, Inc., Federal-Mogul Venture Corporation, Federal-Mogul World Wide, Inc., Federal-Mogul Global Properties, Inc., Felt Products Mfg. Co., Federal-Mogul Ignition Company, Federal Mogul Products, Inc. and Federal-Mogul Aviation, Inc. (collectively, the "Guarantors").

     I have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and the Guarantors and such other instruments and other certificates of public officials, officers and representatives of the Company, the Guarantors and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

     In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed.

     Based upon the foregoing, and assuming that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws at the time the Offered Securities are offered or issued as contemplated by the Registration Statement;
(ii) a prospectus supplement and/or pricing supplement will have been prepared or filed with the Commission describing the Offered Securities offered thereby and will comply with all applicable laws; (iii) all Offered Securities will be issued and sold in compliance with applicable federal and state laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement and/or pricing supplement; (iv) any definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Offered Securities offered or issued will have been duly authorized and validly executed and delivered by the parties thereto; (vi) the Offered Securities will be sold and delivered at the price and in accordance with the terms of such agreement and as set forth in the Registration Statement and the prospectus supplement(s) and/or pricing supplement(s) referred to therein; (vii) the Company and each Guarantor will authorize the offering and issuance of the Offered Securities and the terms and conditions thereof and will take any other appropriate additional corporate action; and (viii) certificates representing

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the Offered Securities will have been duly executed and delivered and, to the extent required, authenticated, I am of the opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Michigan.

     2. The shares of Common Stock will, upon issuance against payment therefor in the manner described in the Registration Statement, be validly issued, fully paid and nonassessable.

     3. The shares of Preferred Stock will, upon issuance against payment therefor, be validly issued, fully paid and nonassessable.

     4. The Debt Securities to be issued under either the Senior Indenture or the Subordinated Indenture, assuming the (i) due qualification of the Trustee and the applicable Indenture under the Trust Indenture Act of 1939 and (ii) due authorization, execution and delivery of the applicable Indenture by the Trustee, will, upon issuance against payment therefor, be legal, valid and binding obligations of the Company and will be entitled to the benefits of the applicable Indenture.

     5. Each Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of its state of incorporation and the execution and delivery of its Guarantee has been duly authorized by all necessary corporate action and such Guarantee will be its legal, valid and binding obligation.

     Insofar as my opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company or any Guarantor, it is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

     The foregoing opinions are limited to the federal laws of the United States of America and the law of the State of Michigan.

     I hereby consent to the use of my name in the prospectuses and prospectus supplements constituting a part of the Registration Statement under the heading "Legal Matters" as counsel for the Company who has passed upon the legality of the Common Stock, Preferred Stock, the Debt Securities and the Guarantees being

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registered by the Registration Statement and as having prepared this opinion, and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.


                                           Sincerely,

                                           /s/ David M. Sherbin
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                                               David M. Sherbin, Esq.
                                               Associate General Counsel

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